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                                                                    Exhibit 99.1


HMT Technology Corporation Announces Completion of Private Placement of Convertible Subordinated Notes

January 22, 1997, 5:09 PM EST

FREMONT, Calif.--(BUSINESS WIRE)--Jan. 22, 1997--HMT Technology Corporation (NASDAQ:HMTT) announced today that it completed a $230 million private placement of convertible subordinated notes to qualified institutional investors.

The company stated that the purposes of the offering were to prepay the principal balance of currently outstanding subordinated promissory notes and to redeem the currently outstanding Mandatorily Redeemable Series A Preferred Stock and for capital expenditures, working capital and other general corporate purposes.

The convertible subordinated notes have an interest rate of 5 3/4 percent, are convertible into shares of common stock of the company at a conversion price of $23.75 per share, subject to adjustment in certain events, and have a seven-year term. The convertible subordinated notes are redeemable, in whole or in part, at the option of the company, at any time on and after Jan. 20, 2000.

The securities to be offered will not be registered under the Securities Act of 1933, as amended, or applicable state securities laws and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or available exemptions from the registration requirements.

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